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                                                                   EXHIBIT 10(i)












                            ANNUAL OFFICER INCENTIVE
                  COMPENSATION PLAN FOR CMS ENERGY CORPORATION
                              AND ITS SUBSIDIARIES























Effective January 1, 2003
Approved by Committee on May 23, 2003








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                            ANNUAL OFFICER INCENTIVE
        COMPENSATION PLAN FOR OFFICERS OF CMS ENERGY CORPORATION AND ITS
                                  SUBSIDIARIES

    I.   GENERAL PROVISIONS

         1.1 PURPOSE. The purpose of the Annual Officer Incentive Compensation Plan ("Plan") is to:

               (a) Provide an equitable and competitive level of compensation that will permit CMS Energy Corporation ("Company") and its subsidiaries to attract, retain and motivate highly competent Officers.

               (b) No payments to Officers in the form of incentive compensation shall be made unless pursuant to a plan approved by the Committee and after express approval of the Committee.

         1.2 EFFECTIVE DATE. The predecessor to the Plan was initially effective as of January 1, 1986 and that predecessor, as amended, is hereby terminated. The Plan as described herein, is effective as of January 1, 2003.

         1.3 DEFINITIONS. As used in this Plan, the following terms have the meaning described below:

               (a) "Annual Award" means an annual incentive award granted under the Plan.

               (b) "Base Salary" means the base salary on January 1 of a Performance Year, except as impacted by a Change in Status as defined in Article V. Deferred merit increases from the Salaried Employees Merit Program for the year 2003 shall be added to Base Salary being paid in cash for the 2003 and 2004 Performance Years. Deferred merit increases from the Salaried Employees Merit Program for the year 2004 shall be added to Base Salary being paid in cash for the 2004 Performance Year. For purposes of the Plan, an Officer's Base Salary must be subject to annual review and annual approval by the Committee. For any Code Section 162(m) Employee, the Base Salary upon which the Annual Award is based will be the amount in effect on January 1 of the Performance Year.

               (c)  "CMS Energy" means CMS Energy Corporation.

               (d)  "Code" means the Internal Revenue Code of 1986, as amended.

               (e) "Code Section 162(m)" means the "Million Dollar Cap" that may limit an employer's annual tax compensation deduction for certain compensation of covered employees, unless the compensation is based on specific performance goals that are adopted and administered in accordance with requirements set forth in Code Section 162(m) and regulations thereunder.

               (f) "Code Section 162(m) Employee" means an employee whose compensation is subject to the "Million Dollar Cap" under Code Section 162(m). Generally, this is the CEO and the four highest paid executive officers of the Company.

               (g) "Committee" means the Committee on Organization and Compensation of the Board of Directors of CMS Energy.

               (h)  "Common Stock" means the common stock of CMS Energy.


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               (i)  "Company" means CMS Energy Corporation.

               (j) "Corporate Free Cash Flow" (CFCF) means CMS Consolidated Cash Flow from operating activities, excluding pension contributions and adjusted for GCR Recovery, plus Cash Flow from Investing Activities.

               (k) "Earnings Per Share" (EPS) means the amount of ongoing net income per outstanding CMS Energy Share.

               (l) "Disability" means that a participant has terminated employment with the Company or a Subsidiary and is entitled to disability payments under the Pension Plan.

               (m) "GCR Recovery" means actual/forecast incremental GCR recovery during January and February of 2004 calculated as actual/forecast GCR cycle billed sales times above budget GCR factor.

               (n) "Leave of Absence" for purposes of this Plan means a leave of absence that has been approved by the Plan Administrator.

               (o) "Officer" means an employee of the Company or a Subsidiary in Salary Grade "E-3" or higher.

               (p) "Outside Directors" means directors of CMS Energy who are not employed by CMS Energy or a Subsidiary and satisfy the requirements of an "Outside Director" under Code Section 162(m).

               (q) "Pension Plan" means the Pension Plan for Employees of Consumers Energy and Other CMS Energy Companies.

               (r) "Performance Year" means the calendar year prior to the year in which an Annual Award is made by the Committee.

               (s) "Plan" means the Annual Officer Incentive Compensation Plan for Officers of CMS Energy Corporation and Its Subsidiaries, as effective January 1, 2003 and any amendments thereto.

               (t) "Plan Administrator" means the Chairman and Chief Executive Officer of CMS Energy, under the general direction of the Outside Directors on the Committee.

               (u) "Retirement" means that a Plan participant is no longer an active employee and qualifies for a retirement benefit other than a deferred vested retirement benefit under the Pension Plan.

               (v) "Subsidiary" means any direct or indirect subsidiary of the Company.

         1.4   ELIGIBILITY. Officers are eligible for participation in the Plan.

         1.5   ADMINISTRATION OF THE PLAN.

               (a) The Plan is administered by the Chairman and Chief Executive Officer of CMS Energy under the general direction of the Outside Directors who are members of the Committee.

               (b) The Committee, no later than March 30th of the Performance Year, will approve performance goals for the Performance
                     Year.



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               (c)  The Committee, no later than March 30th of the calendar year following the Performance Year, will review for approval proposed Annual Awards for all Officer participants, as recommended by the Chairman and CEO of the Company. All proposed Annual Awards are subject to approval of the Committee. Before the payment of any Annual Awards, the Committee will certify in writing that the performance goals were in fact satisfied in accordance with Code Section 162(m).

               (d) The Committee reserves the right to modify the performance goals with respect to unforeseeable circumstances or otherwise exercise discretion with respect to proposed Annual Awards as it deems necessary to maintain the spirit and intent of the Plan, provided that such discretion will be to decrease or eliminate, not increase, Annual Awards in the case of any Code Section 162(m) Employees. The Committee also reserves the right in its discretion to not pay Annual Awards for a Performance Year. All discretionary decisions of the Committee are final.

   II.   CORPORATE PERFORMANCE GOALS

         2.1 IN GENERAL. The composite Plan Performance Factor will depend on corporate performance in two areas: (1) the ongoing net income per outstanding CMS Energy share (EPS); and (2) the Corporate Free Cash Flow of CMS Energy (CFCF). There will be no payout under the Plan unless a composite Plan Performance Factor of at least 60% is achieved. The composite Plan Performance Factor to be used for payouts will be capped at a maximum of 200%. A table containing the composite Plan Performance Factors shall be created by the Committee for each Performance Year. The table for Performance Year 2003 is set forth below.

               (a) EPS COMPONENT. EPS performance shall constitute 40% of the composite Plan Performance Factor. The 100% EPS goal for the 2003 performance year is $.80 per share, and the EPS component shall increase or decrease by 50% for each $.10 per share change in performance. (Mathematical interpolation shall be used for actual results not shown in the table.) There will be no payout under the plan unless at least $.60 per share is achieved (regardless of CFCF performance).

               (b) CFCF COMPONENT. CFCF performance shall constitute 60% of composite Plan Performance Factor. The 100% CFCF goal for the 2003 performance year is $400 million, and the CFCF component shall increase or decrease by 25% for each $50 million change in performance. (Mathematical interpolation shall be used for actual results not shown in the table.) There will be no payout under the plan unless at least $250 million is achieved (regardless of EPS performance).

                    COMPOSITE PERFORMANCE FACTORS FOR 2003 PERFORMANCE YEAR

          CFCF
        Component      $250       $300      $350      $400      $450      $500      $550
       (Millions)
     ------------------------------------------------------------------------------------
     EPS COMPONENT

     $ .60             NONE       NONE      NONE       60%       75%       90%      105%
     $ .70             NONE       NONE       65%       80%       95%      110%      125%
     $ .80             NONE        70%       85%      100%      115%      130%      145%
     $ .90              75%        90%      105%      120%      135%      150%      165%
     $1.00              95%       110%      125%      140%      155%      170%      185%
     $1.10             115%       130%      145%      160%      175%      190%      200%
     $1.20             135%       150%      165%      180%      195%      200%      200%
     $1.30             155%       170%      185%      200%      200%      200%      200%

     Notes: Mathematical interpolation shall be used for actual results not shown in the table.

     Target Award is Bolded 100% and Maximum Award is Bolded 200%


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  III.   ANNUAL AWARD FORMULA

         3.1 OFFICERS' ANNUAL AWARDS. Annual Awards for each eligible Officer will be based upon a standard award percentage of the Officer's Base Salary as in effect on January 1 of the Performance Year. The standard award percentages are set forth in the table below. The maximum amount that can be awarded under this Plan for any Code Section 162(m) Employee will not exceed $2.5 Million in any one Performance Year. The total amount of an Officer's Annual Award shall be computed according to the annual award formula set forth in
                    Section 3.2.

                                                            SALARY          STANDARD AWARD AS A % OF
                               POSITION                      GRADE                BASE  SALARY
                       ------------------------------       ------                ------------
                       Chairman & CEO                         E-9                     66%
                       President & COO/Vice Chairman          E-8                     57%
                       Executive Vice President               E-7                     53%
                       President, Subsidiary - Sr. VP         E-6                     49%
                       Senior Vice President                  E-5                     45%
                       Vice President                         E-4                     41%
                       Vice President                         E-3                     37%

         3.2 Annual Awards for Officers will be calculated and made as follows:

                      INDIVIDUAL AWARD = BASE SALARY TIMES
                   STANDARD AWARD % TIMES PERFORMANCE FACTOR %

   IV.   PAYMENT OF ANNUAL AWARDS

         4.1 CASH ANNUAL AWARD. All Annual Awards for a Performance Year for Salary Grades E-5 and below will be paid in cash no later than March 30th of the calendar year following the Performance Year provided that they first have been reviewed and approved by the Committee, and provided further that the Annual Award for a particular Performance Year has not been deferred voluntarily pursuant to Section 4.3. The amounts required by law to be withheld for income and employment taxes will be deducted from the Annual Award payments. All Annual Awards become the obligation of the company on whose payroll the Officer is enrolled at the time the Committee makes the Annual Award.

         4.2 MANDATORY DEFERRED ANNUAL AWARD. All Annual Awards for the 2003 performance year for Salary Grade E-6 and above will be credited to the individual officer's Salaried Employees Merit Plan special account and will be paid in accordance with that plan.

         4.3   VOLUNTARY DEFERRED ANNUAL AWARDS.

               (a) The payment of all or one-half of a cash Annual Award may be deferred voluntarily at the election of an individual Plan participant. A separate irrevocable election must be made in the calendar year prior to the beginning of the Performance Year. Any Annual Award made by the Committee after termination of employment of an Officer or retirement of an Officer is not eligible for a voluntary deferral and will be paid in full in cash in the year in which the Annual Award is made.

               (b) A Voluntary Deferred Annual Award may be paid out in a lump sum or in five or ten annual installments beginning in the first January of the calendar year following retirement or termination of employment. If an Annual Award is paid in annual installments, each year the payment will be a fraction of the balance equal to one over the number of annual


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                    installments remaining. In the event of the participant's
                    death, all deferred amounts will be paid in total in January of the calendar year following the year of death.

               (c) At the time of electing to voluntarily defer payment, the participant must elect whether the sum deferred will be treated by the Company or Subsidiary, as applicable, in accordance with Paragraph I or Paragraph II below.

                    i. A Voluntary Deferred Annual Award will be credited with sums in lieu of interest from the first day of the month following the month in which the Annual Award is determined to the date of payment. The interest accrual rate will be equivalent to the prime rate of interest as reported in The Wall Street Journal, compounded quarterly as of the first business day of January, April, July and October of each year during the deferral period. The prime rate in effect on the first business day of January, April, July and October will be the prime rate (described above) in effect for that quarterly period.

                    ii. A Voluntary Deferred Annual Award will be treated as if it were invested as an optional cash payment under the CMS Energy Stock Purchase Plan including the accumulation of any dividends. The value of the deferred sum at the time of payment will be equal to the number of dollars such an investment would have been worth as measured by the purchase price of shares of Common Stock using the average closing price, as reported in The Wall Street Journal (NYSE - composite transactions) for the first five trading days in the December previous to a January payout.

                    The amount of any Voluntary Deferred Annual Award is to be satisfied from the general corporate funds of the company on whose payroll the Officer was enrolled prior to the payout beginning and are subject to the claims of general creditors of that company.

         4.4  PAYMENT IN THE EVENT OF DEATH.

               (a) A participant may name the beneficiary of his or her choice on a beneficiary form provided by the Company, and the beneficiary shall receive payment in the event that the Participant dies prior to receipt of either a cash Annual Award, a Mandatory Deferred Annual Award or a Voluntary Deferred Annual Award. If a beneficiary is not named, the payment will be made to the first surviving class as follows:

                            1. Widow or Widower
                            2. Children, per capita
                            3. Parents, per capita
                            4. Brothers and Sisters, per capita
                            5. Estate of the Deceased

               (b) A participant may change beneficiaries at any time, and the change will be effective as of the date the participant completes and signs the beneficiary form, whether or not the participant is living at the time the request is received by the Company. However, the Company or the applicable Subsidiary will not be liable for any payments made before receipt of a written request.

    V.   CHANGE OF STATUS

         Payments in the event of a change in status will not apply if no awards are made for the performance year.

         5.1 PRO-RATA ANNUAL AWARDS. A new Officer, whether hired or promoted to the position, or an Officer promoted to a higher salary grade during the Performance Year will receive a pro rata



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               Annual Award based on the percentage of the Performance Year in which the employee is in a particular salary grade. An Officer whose salary grade has been lowered, but whose employment is not terminated, during the Performance Year will receive a pro rata Annual Award based on the percentage of the Performance Year in which the employee is in a particular salary grade.

         5.2 TERMINATION. An Officer whose employment is terminated pursuant to a violation of the Company code of conduct or other corporate policies will not be considered for an Annual Award.

         5.3 RESIGNATION. An Officer who resigns during or after a Performance Year will not be eligible for an Annual Award. If the resignation is due to reasons such as a downsizing or reorganization, or the ill health of the Officer or ill health in the immediate family, the Officer may petition the Committee and may be considered, in the discretion of the Committee, for a pro rata Annual Award. The Committee's decision to approve or deny the request for a pro rata Annual Award shall be final.

         5.4 DEATH, DISABILITY, RETIREMENT, LEAVE OF ABSENCE. An Officer whose status as an active employee is changed during the Performance Year due to death, Disability, Retirement, or Leave of Absence will receive a pro rata Annual Award.

   VI.   MISCELLANEOUS

         6.1 IMPACT ON BENEFIT PLANS. Payments made under the Plan will be considered as earnings for the Supplemental Executive Retirement Plan (Salary Grades E-3 through E-9) but not for purposes of the Employees' Savings Plan, Pension Plan, or other employee benefit programs.

         6.2 IMPACT ON EMPLOYMENT. Neither the adoption of the Plan nor the granting of any Annual Award under the Plan will be deemed to create any right in any individual to be retained or continued in the employment of the Company or any corporation within the Company's control group.

         6.3 TERMINATION OR AMENDMENT OF THE PLAN. The Company at any time may, in writing, terminate or amend the Plan.

         6.4 GOVERNING LAW. The Plan will be governed and construed in accordance with the laws of the State of Michigan.

         6.5 DISPUTE RESOLUTION. Any disputes related to the Plan should first be brought to the Plan Administrator. If that does not result in a mutually agreeable resolution, then the dispute shall be subject to final and binding arbitration before a single arbitrator selected by the parties to be conducted in Jackson, Michigan. The arbitration will be conducted and finished within 90 days of the selection of the arbitrator. The parties shall share equally the cost of the arbitrator and of conducting the arbitration proceeding, but each party shall bear the cost of its own legal counsel and experts and other out-of-pocket expenditures.



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